AEP Reports 2013 First-Quarter Earnings

COLUMBUS, Ohio, April 26, 2013 /PRNewswire/ --

  First-quarter earnings: $0.75 per share GAAP and $0.80 per share operating; difference due to a change in Virginia law and restructuring charge
  Quarterly dividend increased 4.3 percent April 23 to $0.49 per share
  Strong residential and commercial load; industrial load remains challenged
  Disciplined cost controls and process improvements

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First quarter ended March 31
	2013	2012	Variance
Revenue ($ in billions)	3.8	3.6	0.2
Earnings ($ in millions):
GAAP	363	389	(26)
Operating	387	389	(2)
EPS ($):
GAAP	0.75	0.80	(0.05)
Operating	0.80	0.80	0.00
EPS based on 486mm shares Q1 2013, 484mm in Q1 2012

American Electric Power (NYSE: AEP) today reported first-quarter 2013 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $363 million or $0.75 per share, compared with $389 million or $0.80 per share in first-quarter 2012. Operating earnings (excluding special items) for first-quarter 2013 were $387 million or $0.80 per share, compared with first-quarter 2012 operating earnings of $389 million or $0.80 per share.

For first-quarter 2013, operating earnings were $24 million, or $0.05 per share higher than GAAP earnings, due to a $30 million ($19 million, net of tax) reversal of a storm cost deferral due to a change in Virginia law and a $7 million restructuring charge ($5 million, net of tax) associated with additional sustainable cost-control efforts. A full reconciliation of 2013 GAAP earnings with operating earnings for the quarter is included in tables at the end of this news release.

"Our solid performance in the first quarter reflects our continued progress in advancing our earnings growth strategy," said Nicholas K. Akins, AEP president and chief executive officer. "AEP's Board increased our quarterly dividend April 23 by $0.02 to $0.49 per share based on its confidence in that strategy and in support of our goal to achieve a dividend payout ratio in the range of 60 to 70 percent of consolidated earnings.

"Strong residential and commercial sales combined with positive regulated rate recovery supported our first-quarter performance. Weather in the first quarter of 2013 was close to normal, but much better than last year's very mild winter. The industrial segment of our business continues to struggle, and our projections point to continued overall flat demand. However, our employees are acutely focused on cost discipline and process improvements as we strive to continue delivering greater value to our customers and shareholders. The increase in Operations and Maintenance spending in the first quarter of 2013 is partially offset by rate trackers that provide dollar-for-dollar recovery in various jurisdictions," Akins said.

"Our transmission business is delivering earnings improvement each quarter, and our performance to date this year has us on track to meet our 2013 transmission earnings goal of $0.14 per share. The positive decision last week from the Indiana Utility Regulatory Commission on the Pioneer project and the Transource Missouri settlement agreement filed earlier in April should allow us to make further progress this year on our longer-term transmission investment plan.

"We also continue to make progress on the transition to full competition in Ohio. The Public Utilities Commission of Ohio finalized approval of our corporate separation order, and we anticipate a decision soon from the Federal Energy Regulatory Commission on our plan to fully separate our Ohio generation from our Ohio utility operations. We remain on track to complete corporate separation of our Ohio assets at the end of 2013," Akins said.

EARNINGS GUIDANCE

AEP reaffirmed its operating earnings guidance range for 2013 of $3.05 to $3.25 per share. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 13	1Q 12	Variance
Utility Operations	348	383	(35)
Transmission Operations	13	9	4
AEP River Operations	(2)	9	(11)
Generation and Marketing	7	(1)	8
All Other	(3)	(11)	8
Total GAAP Earnings	363	389	(26)

Operating Earnings	1Q 13	1Q 12	Variance
Utility Operations	372	383	(11)
Transmission Operations	13	9	4
AEP River Operations	(2)	9	(11)
Generation and Marketing	7	(1)	8
All Other	(3)	(11)	8
Total Operating Earnings	387	389	(2)
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

Operating earnings from Utility Operations for first-quarter 2013 decreased $11 million compared with the same period in 2012. This reflects the negative impact of lower earnings due to customer switching in Ohio, partially offset by successful rate proceedings and the impact of colder weather in 2013 compared with mild temperatures in 2012. The difference between GAAP and operating earnings for first-quarter 2013 relates to the previously discussed reversal of a storm cost deferral due to a change in Virginia law and expenses related to cost-reduction initiatives.

Operating earnings from Transmission Operations for first-quarter 2013 increased $4 million compared with the same period last year due to increased transmission investment.

Operating earnings from AEP River Operations for first-quarter 2013 were $11 million lower than for the same period in 2012 primarily due to the 2012 drought, which continued to have negative impacts on river conditions and 2012 crop yields, resulting in reduced grain exports in 2013.

Operating earnings from Generation and Marketing for first-quarter 2013 increased $8 million compared with 2012 due to increased retail activity resulting from AEP's 2012 acquisition of BlueStar Energy Solutions and higher trading and marketing margins, partially offset by lower wind production.

Operating earnings from All Other during first-quarter 2013 increased $8 million primarily due to a reduction in interest expense.

Retail Sales –

OPERATING MARGIN FROM UTILITY OPERATIONS
$ in millions

	1Q 13	1Q 12	Variance
East Regulated Integrated Utilities	856	763	93
Ohio Power Company	618	618	0
West Regulated Integrated Utilities	309	288	21
Texas Wires	148	145	3
Off-System Sales	54	84	(30)
Transmission Revenue - 3rd Party	136	115	21
Other Operating Revenue	119	103	16
Utility Margin	2,240	2,116	124
Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

Retail margins for first-quarter 2013 were $117 million higher than for the same period in 2012. In first-quarter 2013, AEP experienced colder weather throughout its service territories compared with the mild winter conditions last year. Retail margins also benefitted from the continuing favorable impact of rate decisions, partially offset by customer switching in Ohio. Retail Sales includes the East Regulated Integrated Utilities, Ohio Power Company, West Regulated Integrated Utilities and Texas Wires.

Off-System Sales – Margins from Off-System Sales were lower in first-quarter 2013 compared with the same period in 2012 primarily because of lower capacity revenues.

Transmission Revenue – 3rd Party – Transmission Revenue for first-quarter 2013 was $21 million higher than in the same period in 2012, primarily because of increased revenues in PJM, including revenues associated with customer switching.

Other Operating Revenue – Other Operating Revenue for first-quarter 2013 was $16 million higher than in first-quarter 2012, primarily due to an increase in revenues related to the securitization of stranded costs in Texas in March 2012.

SELECT OTHER OPERATING EXPENSES - UTILITY OPERATIONS

The following Utility Operations expense categories had significant fluctuations in first-quarter 2013 compared with first-quarter 2012 (dollars in millions):

	1Q 13	1Q 12	Variance
Operations and Maintenance Expense	842	757	85
Depreciation and Amortization	406	412	(6)
Other Income & Deductions	16	43	(27)

Operations and Maintenance expense in first-quarter 2013 increased $85 million compared with the same period in 2012, of which approximately $44 million is the result of expenses associated with rate riders/trackers that provide dollar-for-dollar recovery. Higher costs from scheduled plant outages in 2013 and the February 2012 reversal of an obligation to make certain contributions resulting from the rejection of the Ohio modified stipulation also contributed to the increase. These increases were partially offset by continued discipline in controlling costs.

Depreciation and Amortization expense in first-quarter 2013 decreased $6 million compared with the same period in 2012 because of lower depreciation due to Ohio plant impairments in November 2012, partially offset by increases in depreciation rates in certain jurisdictions and higher depreciation related to the John W. Turk Jr. Power Plant, which was placed into service in December 2012.

Other Income & Deductions decreased in first-quarter 2013 by $27 million compared with the same period in 2012 due to lower AFUDC because of the Turk Plant going into service in December 2012 and carrying cost income associated with the Texas capacity auction true-up that was recognized in July 2011. The capacity auction true-up amount, including accrued interest, was securitized in March 2012.

WEBCAST

American Electric Power's quarterly conference call with financial analysts will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.

The call will be archived at http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5.3 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

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AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. AEP's management believes that the company's operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company's performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP's board of directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP's service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of retail competition, particularly in Ohio; weather conditions, including storms and drought conditions, and AEP's ability to recover significant storm restoration costs through applicable rate mechanisms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity and transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation and cost recovery of AEP's plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, coal, natural gas and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; AEP's ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for electricity, coal, natural gas and other energy-related commodities; changes in utility regulation, including the implementation of Electric Security Plans and the transition to market and expected legal separation for generation in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP; AEP's ability to successfully manage negotiations with stakeholders and obtain regulatory approval to terminate the Interconnection Agreement; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for the 1st Quarter 2013
Reconciliation of GAAP to Operating Earnings

		2013
		Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		348	13	(2)	7	(3)	363	$ 0.75

Special Items
Restructuring Program	a	5	-	-	-	-	5	$ 0.01
Reversal of Storm Deferral - Virginia	a	19	-	-	-	-	19	0.04
		-	-	-	-	-	-	-

Total Special Items		24	-	-	-	-	24	$ 0.05

Operating Earnings		372	13	(2)	7	(3)	387	$ 0.80

Financial Results for the 1st Quarter 2012
Reconciliation of GAAP to Operating Earnings

		2012
		Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		383	9	9	(1)	(11)	389	$ 0.80

Special Items
Total Special Items		-	-	-	-	-	-	$ -

Operating Earnings		383	9	9	(1)	(11)	389	$ 0.80

a	Reflected in Maintenance and Other Operation, and Income Tax Expense

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Three Months Ending March 31,
ENERGY & DELIVERY SUMMARY	2013	2012	Change

Retail Electric (in millions of kWh):
Residential	16,255	14,799	9.8%
Commercial	11,551	11,265	2.5%
Industrial	13,761	14,647	(6.0%)
Miscellaneous	709	721	(1.7%)
Total Retail (a)	42,276	41,432	2.0%

Wholesale Electric (in millions of kWh): (b)	11,024	8,913	23.7%

Total KWHs	53,300	50,345	5.9%

(a) Represents energy delivered to distribution customers

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
Other Wholesale Customers.

CONTACT: MEDIA CONTACT: Melissa McHenry, Director, External Communications, 614/716-1120; ANALYSTS CONTACT: Bette Jo Rozsa, Managing Director, Investor Relations, 614/716-2840